SUBSCRIPTION AGREEMENT

This subscription agreement dated 15 December, 1998 is entered into between Interiors, Inc., a Delaware corporation ("Interiors"), and _________________, an individual, the investor executing this Subscription Agreement (the "Investor").

1. General. This subscription agreement sets forth the terms on which the Investor shall purchase a 12% Convertible Promissory Note in a principal amount of $____________ ("Note"). (In the form of Exhibit A Attached.) The total dollar amount to be sold by Interiors, pursuant to this Subscription Agreement shall not exceed $1,500,000. The Investor may convert at his option, the Notes into shares of Class A Common Stock of Interiors, at a conversion price of $1.125 a share.

2. Terms. The Note shall bear interest at the rate of 12% per annum, payable at the earlier 120 days from date above or quarterly thereafter if the Investor chooses not to convert, commencing March 1st, June 1st, September 1st, January 1st.

3. Offer and Acceptance. The Investor confirms that he or she has received and reviewed a copy of the Confidential Business Plan, recent 10K and 10Q of Interiors, Inc. If the Investor elects to subscribe for the Note, then execution of this Subscription Agreement by the Investor shall constitute an offer by the Investor to subscribe for the Note in the amount and on the terms and conditions specified in this Subscription Agreement. Interiors shall have the right to reject such offer, or, by executing a copy of this Subscription Agreement for Interiors, to accept such offer in whole or in part by Interiors only when a copy of the signature page of this Subscription Agreement is executed by an officer of Interiors. If the Investor's subscription is rejected in whole or in part, Interiors shall notify such person of such rejection after receipt of the completed Subscription Agreement. Interiors reserves the right to terminate the offering of the Unit at any time.

4. Subscription Amount and Payment. The Investor subscribes for a note in the amount of $____________ payable by wire transfer or in the form of acceptable funds at the time of subscription. The Investor must be an "accredited investor" as defined in section 4(a) of this Subscription Agreement. To demonstrate qualification as an "accredited investor", the Investor must complete and return with this Subscription Agreement and Investor Questionnaire. Interiors may reject any subscription for any reason whatsoever.

5. Investor's Representation and Warranties. The Investor represents and warrants, certifies and covenants to Interiors as follows:

      (a) the Investor is an "accredited investor" within the meaning of the Rule 501(a) Regulation [ILLEGIBLE] promulgated by the Securities and Exchange Commission. An accredited investor includes (i) any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his/her purchase, exceeds $1,000,000.00 or (ii) any natural person who had an individual income in excess of $200,000.00 in each of 2 most recent years, or joint income with that person's spouse in excess of $300,000.00 in each of those years and has a reasonable expectation of reaching that same level of income in the current, or (iii) any entity, such as a partnership, corporation or trust, in which all of the equity owners are accredited investors under either of the foregoing paragraphs;

      (b)   the Investor is (i) a natural person at least 21 years of age, and
            (ii) a permanent resident of the jurisdiction set forth on the signature page of this Subscription Agreement and has no present intention of becoming a resident of any other jurisdiction;

      (c) the Investor has fully considered the business, investment and other risks set forth in the Confidential Business Plan;

      (d) The Investor (i) understands that the purchase of this Note is a speculative investment and may result in the complete loss of his or its investment, (ii) is able to bear the economic risks of his or
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            its investment, (iii) is able to hold his or its investment as defined in the terms of this Subscription Agreement, (iv) is presently able to afford a complete loss of the investment, (v) has adequate means of providing for his or its current needs and possible personal contingencies, (vi) has no need for liquidity in his or its investment, and (vii) does not know of any circumstances which might result in a change in the preceding representations and warranties;

      (e) the Investor has such knowledge and experience in financial and business matters that he or its is capable of evaluating the merits and risks of his or its investment and of making an informed investment decision;

      (f) the Investor confirms that in making his or its investment decision, he or it has relied upon (a) the Confidential Business Plan (b) Interiors Annual Report on form 10-KSB for the year ended June 30, 1998, (b) Interiors Quarterly Reports dated, September 1998, March 31, 1998, and December 31, 1997 (d) independent investigations made by him, (e) that he or it has been given the opportunity to ask questions of and to receive answers from, Interiors concerning the information provided to him as described in Section 4(f)(I) of this Subscription Agreement, (f) all documents pertaining to his or its purchase of the Note have been made available upon reasonable notice for inspection by him;

      (g) the Note subscribed for will be acquired in good faith solely for his or its own personal account for investment purposes only and will not be purchased with a view to or for the resale, fractionalization or distribution of this Subscription Agreement. The Investor has no agreement or arrangement, formal or informal, with any person to sell, transfer, or pledge to any person the Note or any part of this Subscription Agreement and the Investor has no present plans to enter into any such agreement or arrangement;

      (h) the Investor understands that the legal consequences of the representations and warranties set forth in this Subscription Agreement are that he or it must bear the economic risks of his or its investment for the period an indefinite period of time because the Note and the Securities underlying same have not been registered under the Securities Act of 1933, as amended or the securities law of any state or other jurisdiction and, therefore, cannot be sold unless they are subsequently so registered or an exemption from such registration is available (which Interiors is not obligated to make available.);

      (i) the Investor consents to the placement of a legend on any certificate or other documents evidencing the Note and the Securities underlying the Note, which legend shall be in substantially following form:

                        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAW OR UNDER ANY STATE SECURITIES LAWS OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ACT). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SECURITIES UNDER THE ACT AND ALL APPLICABLE STATE SECURITIES LAW, OR (ii) IN A TRANSACTION AS TO WHICH INTERIORS HAS RECEIVED AN OPINION OF COUNSEL WHICH OPINION AND COUNSEL ARE SATISFACTORY TO INTERIORS, THAT REGISTRATION IS NOT REQUIRED UNDER THE ACTS AND APPLICABLE STATE SECURITIES LAWS.

6. Indemnification. The Investor shall indemnify and hold Interiors and any person, corporation or entity affiliated with Interiors, the officers, directors, and the employees of any of the foregoing and any professional advisors to Interiors (the "Affiliates") harmless from and against any and all loss, damage, liability, and expense, including costs and reasonable attorneys' fees, to which Interiors or such Affiliate may be put or which it may incur by reason of, or in connection with, any misrepresentation made by the Investor, any breach of any of his or its representations or warranties or his or its failure to fulfill any of his or its covenants or agreements under this Subscription Agreement.

7. Interiors' Covenant of Continuous Registration Rights. Interiors agrees:

      (a) to register a sufficient amount of Class A Common Shares of Interiors underlying the Note to enable the conversion of all the notes within 120 days or earlier, with the SEC (Securities and Exchange Commission) which shall be declared effective by the SEC within 120 days from the date of this Subscription Agreement ("Registration Statement") and

      (b) Interiors shall keep such Registration Statement effective until such time as all the Registered Securities are sold.

      (c) In any event or for any reason the underlying stock or Registration Statement of the underlying stock is delayed beyond the 120 days as outlined in 6(a), Interiors agrees to redeem the Investors' Note plus interest that would have accrued at a rate of 12% per annum or,

      (d) At the option of the Investor, be allowed to convert the note into the underlying Common Stock of Interiors at the rate of $1.125 per share as outlined in the Subscription Agreement and have such shares of stock fully registered for sale to the public. Interiors will use its best efforts possible to register the underlying shares as soon as practicable.

      (e) The Investor and Interiors agree, provided a sufficient amount of Class A Common Shares of Interiors underlying the "Note" have been declared effective by the SEC and the Investor has not elected to convert the "Note" as outlined in 6(d), Interiors shall have the right 120 days from the date of this subscription Agreement to repay the Note in full, plus accrued and any unpaid interest and void any rights of conversion by the Investor after giving the Investor a 10 day written notice of intent to do so.

8. Miscellaneous. This Subscription Agreement shall be governed by and construed in accordance with New York State Law. Defined terms used, but not otherwise defined in this Subscription Agreement shall have the meaning assigned to such terms in the Confidential Business Plan. The provisions of this Subscription Agreement may not be modified or waived except in writing executed by each of the parties of this Subscription Agreement. This Subscription Agreement and the rights, powers, and duties set forth in this Subscription Agreement shall, except as set forth in this Subscription Agreement, bind and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and permitted assigns of the parties of this Subscription Agreement. If any term of this Subscription Agreement shall be held to be incomplete, invalid illegal or unenforceable, the validity of all other terms of this Subscription Agreement shall, in way, be affected by this.

The undersigned has executed this Subscription Agreement as the Investor on December 15th, 1998.

Investor's Soc. Sec./Fed ID Number ______________________

Witnessed by:

______________________________      __________________________________
                                    Investor's Name

______________________________      __________________________________
                                    Investor's Address: